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Exhibit 99.1

        The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

        The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

***

        The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

        It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMI and the other companies involved in the business combination are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

SANPAOLO IMI GROUP: business combination of insurance activities

Turin, 13 February 2004—The Board of Directors of SANPAOLO IMI today approved the project to rearrange the shareholding structure of the insurance activities of the Group.

The project envisages the concentration of the insurance business with the objective of rationalizing its presence in a sector of strategic interest, reaping the significant development opportunities, through the creation of a market leader in insurance.

The SANPAOLO IMI Group has in recent years achieved a front line position in the bancassurance sector through a range of insurance products from various products with high financial content on various production platforms: Sanpaolo Vita, Sanpaolo Life, Fideuram Vita, Noricum Vita, plus, in P&C, Egida (controlled jointly with Reale Mutua Assicurazioni) and Fideuram Assicurazioni.

The evolution of the sector and the emergence of new needs for provision and protection shown by customers require a development of the organizational models. The Group has therefore examined, with the help of Bain & Co., the opportunity to reinforce its presence in this sector by bringing together in a single structure the various activities of life and P&C.

This will thus allow:

  •
  simplify and rationalize market presence, eliminating the duplications between the different product factories and giving a critical mass to encourage increases in efficiency through cost synergies and economies of scale;

  •
  increase the focus of the insurance business, through a market leader which would be the number two life company in Italia with a market share of approximately 15%;

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  meet the changing needs of the market to reap development opportunities, developing new insurance products adapted to placement by the Group's networks and exploiting the complementarities between insurance and financial products.

The proposed route to achieve the concentration of the insurance activities envisages:

  •
  the transfer of the stake held by Sanpaolo Wealth Management in Sanpaolo Vita to Noricum Vita

  •
  the transfer of the stake held by Banca Fideuram in Fideuram Vita to SANPAOLO IMI

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  the merger of Sanpaolo Vita and Fideuram Vita in Noricum Vita.

At the end of the process there would be a single life company controlled by SANPAOLO IMI and which would have in turn have complete control of Sanpaolo Life, Fideuram Assicurazioni and Universo Servizi (the company to which the administrative and technology services have been transferred), joint from Egida.

The new company, with technical reserves of more than 31 billion euro and premium income in 2003 of 8 billion euro will be the second largest life office in Italy, able to use the distribution capacity of the Group's banks and the networks of Banca Fideuram and Sanpaolo Invest and to be further reinforced through collaboration and partnership agreements with major Italian and foreign groups.

The transfer of Fideuram Vita will allow Banca Fideuram to maintain and further develop its core business in financial consultancy, asset management and private banking while meanwhile benefiting from access to an efficient and high-service capacity insurance product platform.

For the valuation of the economic capital of each company involved and the determination of the exchange ratios the SANPAOLO IMI and Banca Fideuram have mandated their respective financial consultants, Goldman Sachs and JPMorgan on the one hand and Citigroup on the other. The advisors will start from the actuarial valuation made by Tillinghast-Towers Perrin, to whom SANPAOLO IMI and Banca Fideuram have given a joint mandate.

The transaction will be undertaken within the technical timescale compatible with the authorizations by the Regulatory Authorities and necessary measures.

SANPAOLO IMI Group Investor Relations Team
Dean Quinn	011.5552593
Damiano Accattoli	011.5553590
Alessia Allemani	011.5556147
Andrea Filtri	011.5556965
Cristina Montarolo	011.5555907
Anna Monticelli	011.5552526
Fax	011.5552989

E-mail investor.relations@sanpaoloimi.com

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  Exhibit 99.1
SANPAOLO IMI GROUP: business combination of insurance activities